August 7, 2003 FOR IMMEDIATE RELEASE Washington, DC	Contact: Scott R. Royster, EVP and CFO (301) 429-2642

RADIO ONE, INC. REPORTS

SECOND QUARTER RESULTS

Company meets previously issued revenue guidance and shows strong growth in EPS and free cash flow

Washington, DC: - Radio One, Inc. (NASDAQ: ROIAK and ROIA) today reported its results for the quarter ended June 30, 2003. Net broadcast revenue was approximately $80.9 million, an increase of 1% from the same period in 2002. Cash advertising revenue for the quarter grew approximately 2% while special events and non-traditional revenue (which represented approximately 3% of the Company’s revenue in the quarter) declined 13% as less profitable revenue-generating events were terminated or downsized. Operating income was approximately $35.3 million, a decrease of 1% from the same period in 2002. Station operating income was approximately $43.1 million, a decrease of 1% from the same period in 2002. EBITDA was approximately $40.2 million, relatively unchanged from the same period in 2002. Net income was approximately $15.7 million, or $0.15 per share, an increase of 19% from net income of approximately $13.2 million, or $0.13 per share (which represents a 15% increase on a per share basis), for the same period in 2002. Free cash flow was $22.5 million, an increase of 25% from free cash flow of approximately $18.0 million for the same period in 2002.

Alfred C. Liggins, III, Radio One’s CEO and President stated, “This quarter was even more difficult than the first quarter of 2003, as the war had a negative impact on advertisers’ buying decisions and industry pricing throughout the period. Nevertheless, Radio One managed to grow its revenue in the face of this difficult environment and results were above the mid-point of our revenue guidance for the second quarter. It is also important to note that underperformance relative to market growth at our Houston stations resulted in an approximate 150 basis point reduction in our overall revenue performance. We are focused on correcting the problems at our Houston properties and believe that the worst of that market’s performance is now behind us. We are pleased that things appear to be improving in the industry, although that improvement is slow and somewhat inconsistent. Further, we are excited by the recent signing of our joint venture agreement with Comcast with regard to the formation of TV One, the African-American targeted cable channel we expect to launch in the first quarter of 2004. We look forward to reporting other exciting developments at TV One in upcoming quarters.”

With the adoption of Regulation G by the SEC, station operating income replaces broadcast cash flow as the metric used by management to assess the performance of our stations. Station operating income is calculated in the same manner as broadcast cash flow. It is important to note that EBITDA, station operating income and free cash flow are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”). Management believes that these measures are useful as a way to evaluate the Company and the means for management to evaluate our radio stations’ performance and operations. Management believes that these measures are useful to an investor in evaluating our performance because they are widely used in the broadcast industry to measure a radio company’s operating performance. You should not consider these non-GAAP measures in isolation or as substitutes for net income, operating income, or any other measure for determining our operating performance that is calculated in accordance with generally accepted accounting principles. These non-GAAP measures are not necessarily comparable to similarly titled measures employed by other companies.

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PAGE 2 — RADIO ONE, INC. REPORTS SECOND QUARTER RESULTS

RESULTS OF OPERATIONS

Comparison of the periods ended June 30, 2003 to the periods ended June 30, 2002

(2003 and 2002 periods are unaudited, – all numbers in 000s except per share data).

	Three months ended June 30, 2003	Three months ended June 30, 2002	Six months ended June 30, 2003	Six months ended June 30, 2002
STATEMENT OF OPERATIONS DATA:
REVENUE:
Broadcast revenue	$92,059	$91,035	$164,053	$156,972
Less: Agency commissions	11,147	10,870	19,711	18,496

Net broadcast revenue	80,912	80,165	144,342	138,476

OPERATING EXPENSES:
Programming and technical	13,556	12,604	26,172	24,106
Selling, general and administrative	24,272	24,126	46,018	45,122
Corporate expenses	2,853	3,142	6,018	5,757
Non-cash compensation	426	342	894	642
Depreciation & amortization	4,517	4,351	9,031	8,773

Total operating expenses	45,624	44,565	88,133	84,400

Operating income	35,288	35,600	56,209	54,076
INTEREST EXPENSE, net	10,689	14,810	21,139	31,727
OTHER INCOME, net	696	547	1,363	1,065

Income before provision for income taxes and cumulative effect of accounting change	25,295	21,337	36,433	23,414
PROVISION FOR INCOME TAXES	9,617	8,095	13,845	8,911

Income before cumulative effect of accounting change	15,678	13,242	22,588	14,503
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, net of tax	—	—	—	29,847

Net income (loss)	$15,678	$13,242	$22,588	$(15,344)

Net income (loss) applicable to common stockholders (a)	$10,643	$8,207	$12,518	$(25,414)

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PAGE 3 — RADIO ONE, INC. REPORTS SECOND QUARTER RESULTS

	Three months ended June 30, 2003	Three months ended June 30, 2002	Six months ended June 30, 2003	Six months ended June 30, 2002
PER SHARE DATA – basic and diluted:
Net income (loss) per share	$0.15	$0.13	$0.22	$(0.16)
Preferred dividends per share	0.05	0.05	0.10	0.10
Net income (loss) per share applicable to common stockholders	0.10	0.08	0.12	(0.26)
SELECTED OTHER DATA:
EBITDA (b)	$40,231	$40,293	$66,134	$63,491
Station operating income (c)	43,084	43,435	72,152	69,248
Station operating income margin (% of net revenue)	53.2%	54.2%	50.0%	50.0%
EBITDA and station operating income reconciliation:
Net income	$15,678	$13,242	$22,588	$(15,344)
Plus: Depreciation and amortization	4,517	4,351	9,031	8,773
Plus: Non-cash compensation	426	342	894	642
Plus: Interest expense (net of interest income)	10,689	14,810	21,139	31,727
Less: Other income	696	547	1,363	1,065
Plus: Income tax provision	9,617	8,095	13,845	8,911
Plus: Cumulative effect of accounting change	0	0	0	29,847

EBITDA	40,231	40,293	66,134	63,491
Plus: Corporate expenses	2,853	3,142	6,018	5,757

Station operating income	43,084	43,435	72,152	69,248
Free cash flow (d)	22,536	18,034	31,165	18,326
Free cash flow reconciliation:
Net income	15,678	13,242	22,588	(15,344)
Plus: Depreciation and amortization	4,517	4,351	9,031	8,773
Plus: Non-cash compensation	426	342	894	642
Plus: Non-cash interest expense	425	544	849	1,089
Plus: Deferred tax provision	9,466	7,861	13,628	8,654
Plus: Cumulative effect of accounting change	0	0	0	29,847
Less: Gain (loss) on sale of assets	0	140	2	150
Less: Capital expenditures	2,941	3,131	6,135	5,115
Less: Dividends on preferred stock	5,035	5,035	10,070	10,070

Free cash flow	22,536	18,034	30,783	18,326
Capital expenditures	$2,941	$3,131	$6,135	$5,115
Weighted average shares outstanding – basic (e)	104,606	103,497	104,591	98,863
Weighted average shares outstanding – diluted (f)	105,141	104,353	104,988	98,863

	June 30, 2003 (unaudited)	December 31, 2002 (audited)
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$84,774	$86,115
Current assets	157,789	159,312
Total assets	1,983,491	1,984,360
Senior debt	323,750	350,000
Subordinated debt	300,000	300,000
Preferred stock (liquidation value)	310,000	310,000
Total stockholders’ equity	1,254,756	1,244,023

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PAGE 4 — RADIO ONE, INC. REPORTS SECOND QUARTER RESULTS

	Current Amount Outstanding	Applicable Interest Rate (2)	Remaining 2003 Principal Payments (3)	Total 2004 Principal Payments (3)
SELECTED LEVERAGE AND SWAP DATA:
Senior bank term debt (swap matures 10/5/2006)	$100,000	4.39%
Senior bank term debt (swap matures 12/5/2005)	50,000	4.01%
Senior bank term debt (swap matures 12/5/2004)	50,000	3.55%
Senior bank term debt (swap matures 6/3/2004)	25,000	4.51%
Senior bank term debt (at variable rates) (1)	98,750	approximately 2.14%	$26,250	$52,500
8-7/8% senior subordinated notes (fixed rate)	300,000	8.88%

(1)	Subject to rolling 90-day LIBOR plus a spread currently at 1.00% and incorporated into the rate set forth above. This tranche is not covered by the swap agreements described in footnote 2.
(2)	Under its swap agreement, Radio One pays a fixed rate plus a spread based on the Company’s leverage, as defined in its credit agreement. That spread is currently 1.00% and is incorporated into the applicable interest rates set forth above.
(3)	Principal payments are due in equal quarterly installments and commenced on March 31, 2003.

Net broadcast revenue increased to approximately $80.9 million for the quarter ended June 30, 2003 from approximately $80.2 million for the quarter ended June 30, 2002 or 1%. Net broadcast revenue increased to approximately $144.3 million for the six months ended June 30, 2003 from approximately $138.5 million for the six months ended June 30, 2002 or 4%. These increases were the result of net broadcast revenue growth in several of Radio One’s markets, including Atlanta, Cleveland, Dallas and Los Angeles, partially offset by revenue declines in several other markets, including Baltimore, Houston, Philadelphia and Richmond.

Operating expenses increased to approximately $45.6 million for the quarter ended June 30, 2003 from approximately $44.6 million for the quarter ended June 30, 2003 or 2%. Operating expenses increased to approximately $88.1 million for the six months ended June 30, 2003 from approximately $84.4 million for the six months ended June 30, 2002 or 4%. Operating expenses excluding depreciation, amortization and non-cash compensation increased to approximately $40.7 million for the quarter ended June 30, 2003 from approximately $39.9 million for the quarter ended June 30, 2002 or 2%. Operating expenses excluding depreciation, amortization and non-cash compensation increased to approximately $78.2 million for the six months ended June 30, 2003 from approximately $75.0 million for the six months ended June 30, 2002 or 4%. These increases in expenses were related primarily to (1) increased variable expenses associated with increased revenue and (2) higher programming expenses in certain markets with new radio station formats and/or programming, such as with two relatively young stations in Atlanta and the syndication of the Steve Harvey Morning Show to one of Radio One’s Dallas stations.

Interest expense decreased to approximately $10.7 million for the quarter ended June 30, 2003 from approximately $14.8 million for the quarter ended June 30, 2002 or 28%. Interest expense decreased to approximately $21.1 million for the six months ended June 30, 2003 from approximately $31.7 million for the six months ended June 30, 2002 or 33%. These decreases relate primarily to a reduction of outstanding bank debt (starting in the middle of the second quarter of 2002) with the proceeds received from the Company’s April 2002 equity offering and from principal payments made, utilizing free cash flow, beginning at the end of the first quarter of 2003, as well as lower interest rates on that bank debt as a result of declining leverage and lower market interest rates over the past 12 months.

Income before provision for income taxes and cumulative effect of an accounting change increased to approximately $25.3 million for the quarter ended June 30, 2003 compared to income before provision for income taxes and cumulative effect of an accounting change of approximately $21.3 million for the quarter ended June 30, 2002 or 19%. This increases was due primarily to lower interest expense as described above. Income before provision for

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PAGE 5 — RADIO ONE, INC. REPORTS SECOND QUARTER RESULTS

income taxes and cumulative effect of an accounting change increased to approximately $36.4 million for the six months ended June 30, 2003 compared to income before provision for income taxes and cumulative effect of an accounting change of approximately $23.4 million for the six months ended June 30, 2002 or 56%. This increase was due primarily to higher operating income due to higher revenue and lower interest expense as described above.

Net income increased to approximately $15.7 million for the quarter ended June 30, 2003 from approximately $13.2 million for the quarter ended June 30, 2002 or 19%. Net income increased to approximately $22.6 million for the six months ended June 30, 2003 compared to a net loss of approximately $15.3 million for the six months ended June 30, 2002. These increases were due to higher income before provision for income taxes and cumulative effect of an accounting change, as well as the effect of the accounting change in the first quarter of 2002, which reduced net income in that period by approximately $29.8 million.

Station operating income decreased to approximately $43.1 million for the quarter ended June 30, 2003 from approximately $43.4 million for the quarter ended June 30, 2002 or 1%. Station operating income increased to approximately $72.2 million for the six months ended June 30, 2003 from approximately $69.2 million for the six months ended June 30, 2002 or 4%. These changes were attributable primarily to the increase in net broadcast revenue more than offset in the second quarter of 2003 (and partially offset for the six month period of 2003) by higher operating expenses associated with Radio One’s overall growth as described above.

EBITDA was relatively unchanged at approximately $40.2 million for the quarter ended June 30, 2003 compared to approximately $40.3 million for the quarter ended June 30, 2002. EBITDA increased to approximately $66.1 million for the six months ended June 30, 2003 from approximately $63.5 million for the six months ended June 30, 2002 or 4%. This change was attributable primarily to the increase in net broadcast revenue partially offset by higher operating expenses and higher corporate expenses associated with Radio One’s overall growth as described above.

Capital expenditures totaled approximately $2.9 million in the second quarter of 2003 compared to capital expenditures of approximately $3.1 million in the second quarter of 2002.

In the second quarter of 2003, deferred portion of the income tax provision was approximately $9.5 million. In the second quarter of 2003, amortization of debt financing costs, unamortized debt discount and deferred interest was approximately $0.4 million and is included in interest expense on Radio One’s income statement. As of June 30, 2003, Radio One had total debt (net of cash balances) of approximately $539.0 million.

Radio One Information and Guidance:

For the third quarter of 2003, Radio One expects to report an increase in net broadcast revenue that will be in the range of 1% to 4% greater than the approximately $80.5 million of net broadcast revenue generated in the third quarter of 2002. Radio One expects third quarter 2003 station operating expenses (defined as programming and technical and selling, general and administrative expenses) to be essentially flat as compared to last year’s third quarter amount of approximately $37.4 million and corporate expenses to increase in the low single digit percentage range from last year’s third quarter amount of approximately $3.3 million.

Radio One will hold a conference call to discuss its results for the second quarter of 2003. This conference call is scheduled for Thursday, August 7, 2003 at 10:00 a.m. Eastern Daylight Time. Interested parties should call 773-756-4618 at least five minutes prior to the scheduled time of the call and provide the password “Radio One.” The conference call will be recorded and made available for replay from 12:00 p.m. EST the day of the call, until 11:59 p.m. EST the following day. Interested parties may listen to the recording by calling 402-530-7956. Access to live audio and replay of the conference call will also be available on Radio One’s corporate website at www.radio-one.com. The replay will be made available on the website for the seven day period following the call.

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PAGE 6 — RADIO ONE, INC. REPORTS SECOND QUARTER RESULTS

Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2002 net broadcast revenue) and the largest company that primarily targets African-American and urban listeners. Radio One owns and/or operates 66 radio stations located in 22 urban markets in the United States and reaches approximately 12.5 million listeners every week. Radio One also programs five channels on the XM Satellite Radio Inc. system.

Notes:

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, seasonal nature of the business, granting of rights to acquire certain portions of the acquired company’s or radio station’s operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in Radio One’s reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

(a)	Net income (loss) applicable to common stockholders is defined as net income minus preferred stock dividends.
(b)	“EBITDA” consists of net income plus (1) depreciation, amortization, non-cash compensation, interest expense, income tax provision and cumulative effect of accounting change and less (2) other income.
(c)	“Station operating income” consists of net income plus (1) depreciation, amortization, corporate expenses, non-cash compensation, interest expense, income tax provision and cumulative effect of accounting change and less (2) other income.
(d)	“Free cash flow” consists of net income plus (1) depreciation, amortization, non-cash compensation, non-cash interest expense, deferred tax provision, cumulative effect of accounting change and less (2) gain (loss) on sale of assets, capital expenditures and dividends on preferred stock.
(e)	As of June 30, 2003 Radio One had approximately 104,606,000 shares of common stock outstanding on a weighted average basis.
(f)	As of June 30, 2003 Radio One had approximately 105,141,000 shares of common stock outstanding on a weighted average basis, diluted for outstanding stock options.

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